UNISOURCE ENERGY CORPORATION
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE




                                               Years Ended December 31,
                                             1997        1996        1995
                                            ------      ------      ------
                                               - Thousands of Dollars -
                                               (except per share data)

BASIC EARNINGS PER SHARE:

 Net Income                                $83,572    $120,852     $54,905

 Average Shares of Common Stock -
  Outstanding                               32,138      32,136      32,138
                                           --------   ---------    --------


Basic Earnings Per Share                     $2.60       $3.76       $1.71
                                           ========   =========    ========


DILUTED EARNINGS PER SHARE:

Net Income                                 $83,572    $120,852     $54,905

 Average Shares of Common Stock -
  Outstanding                               32,138      32,136      32,138
 Effect of Dilutive Securities:
  Warrants*                                     53          81          70
  Options                                       87          36          12
                                           --------   ---------    --------
 Total shares                               32,278      32,253      32,220
                                           --------   ---------    --------

Diluted Earnings Per Share                   $2.59       $3.75       $1.70
                                           ========   =========    ========

*The Warrants are for TEP common stock. However, the dilutive effect is the same as it would be if the Warrants were for UniSource Energy's Common Stock.